DIGITAL NETWORK ALLIANCE

Digital Network Alliance (HK) Ltd

December 27, 2006

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370

Gentlemen:

In connection with our request for your consent to the use of your Report on Audited Financial Statements dated February 10, 2006 (for the years ended December 31, 2005 and 2004) as an exhibit to a Form SB-2/A Registration Statement, dated on or about December 27, 2006, we hereby confirm that, to the best of our knowledge and belief, no events have occurred subsequent to December 31, 2005, other than those reflected or disclosed in the financial statements or subsequent SEC filings, that have a material effect on the audited financials statements or that should be disclosed in order to keep those financial statements from being misleading.

Very truly yours,

CEO

CFO

13/F., 1301, Jubilee Centre, 18 Fenwick Street, Wanchai, Hong Kong
Tel: (852) 3104 9012 Fax:(852) 3104 9013